UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  May 29, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Explanatory Note

This Form 8-K/A is being filed to conform the disclosure contained in the Form 8-K filed by the Company on June 3, 2009.  In that Form 8-K, the description of the Warrants contained in Item 3.02 stated that they were only exercisable beginning six months following issuance.   In fact, they were immediately exercisable.  Exhibit 4.6 to the Form 8-K filed by the Company on June 3, 2009 correctly disclosed this, but the description of the Warrants contained in Item 3.02 did not.  A corrected Item 3.02 is below.

Item 3.02	Unregistered Sales of Equity Securities

On May 29, 2009, the Company sold and issued $525,000 in principal amount of Secured Convertible Promissory Notes (Each a “Note,” and collectively, the “Notes”).  On June 1, 2009, the Company sold and issued a further $100,000 in principal amount of Notes.  The investor group included eight individuals, including certain officers and employees of the Company as well as outside investors.  The Notes were issued in a private placement exempt from registration requirements.  There were no underwriters, underwriting discounts or commissions involved in the transactions, and the Company received cash consideration.  The Notes carry an interest rate of 11% per annum, payable in cash quarterly, and are due upon the earlier of two years from issuance or a change in control of the Company.  The Notes are convertible into common stock of the Company at a price of $0.50 per share and come with warrants to purchase additional shares of common stock of the Company at $0.50 per share (the “Warrants”).  The Notes are convertible beginning six months after issuance.  The Warrants are exercisable immediately upon issuance.  Each investor received Warrants exercisable for a number of shares of common stock equal to 75% of the principal amount of the Notes purchased by such investor, divided by $0.50 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: August 10, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer